Issuer Free Writing Prospectus, dated November 5, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933 Registration Statement Nos. 333-283810 and 333-283810-01

BMS Ireland Capital Funding Designated Activity Company
(as fully and unconditionally guaranteed by Bristol-Myers Squibb Company)

Pricing Term Sheet
November 5, 2025

€5,000,000,000 aggregate principal amount, consisting of:

€750,000,000 2.973% Notes due 2030
€1,150,000,000 3.363% Notes due 2033
€1,150,000,000 3.857% Notes due 2038
€750,000,000 4.289% Notes due 2045
€1,200,000,000 4.581% Notes due 2055
(together, the “Notes”)

This pricing term sheet (the “Pricing Term Sheet”) supplements the preliminary prospectus supplement filed by BMS Ireland Capital Funding Designated Activity Company (the “Issuer”) and Bristol Myers Squibb Company (the “Parent”) on November 3, 2025 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated October 31, 2025 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

General Terms
Issuer:	BMS Ireland Capital Funding Designated Activity Company
Guarantor:	Bristol-Myers Squibb Company
Offering Format:	SEC Registered
Trade Date:	November 5, 2025
Settlement Date*:	November 10, 2025 (T+3)
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Expected Issue Ratings**:	A2 by Moody’s / A by S&P
Target Market:
No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

Aggregate Gross Proceeds (before estimated expenses and underwriting commission):	€5,000,000,000
Expected Listing:	New York Stock Exchange
Day Count Convention:	Actual/Actual (ICMA)
Redemption for Tax Reasons:
In the event of certain developments affecting taxation, the Issuer will have the right, at its option, to redeem the Notes of a series, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, to, but excluding, the date of redemption.

Issuer’s LEI:	9845002AC2D55DFID596

€750,000,000 2.973% Notes due 2030
Principal Amount:	€750,000,000
Maturity Date:	November 10, 2030
Price to Public:	100.000% of principal amount
Yield to Maturity:	2.973%
Interest Payment Dates:	November 10, commencing November 10, 2026
Interest Rate:	2.973% annually, accruing from and including November 10, 2025
Spread to Benchmark Bund:	+69.3 bps
Benchmark Bund:	OBL 2.200% due October 10, 2030
Benchmark Bund Price and Yield:	99.620; 2.280%
Spread to Mid-Swaps:	+60 bps
Mid-Swaps Yield:	2.373%
Make-Whole Call:	Prior to October 10, 2030 at OBL + 10 bps
Par Call Date:	On or after October 10, 2030
Underwriting Commission:	0.300%
CUSIP / ISIN / Common Code:	05594K AA4 / XS3215466254 / 321546625

€1,150,000,000 3.363% Notes due 2033
Principal Amount:	€1,150,000,000
Maturity Date:	November 10, 2033
Price to Public:	100.000% of principal amount
Yield to Maturity:	3.363%
Interest Payment Dates:	November 10, commencing November 10, 2026
Interest Rate:	3.363% annually, accruing from and including November 10, 2025
Spread to Benchmark Bund:	+84.1 bps
Benchmark Bund:	DBR 2.600% due August 15, 2033
Benchmark Bund Price and Yield:	100.540; 2.522%
Spread to Mid-Swaps:	+80 bps
Mid-Swaps Yield:	2.563%
Make-Whole Call:	Prior to August 10, 2033 at DBR + 15 bps
Par Call Date:	On or after August 10, 2033
Underwriting Commission:	0.400%
CUSIP / ISIN / Common Code:	05594K AB2 / XS3215466338 / 321546633

€1,150,000,000 3.857% Notes due 2038
Principal Amount:	€1,150,000,000
Maturity Date:	November 10, 2038
Price to Public:	100.000% of principal amount
Yield to Maturity:	3.857%
Interest Payment Dates:	November 10, commencing November 10, 2026
Interest Rate:	3.857% annually, accruing from and including November 10, 2025
Spread to Benchmark Bund:	+93.5 bps
Benchmark Bund:	DBR 1.000% due May 15, 2038
Benchmark Bund Price and Yield:	80.090; 2.922%
Spread to Mid-Swaps:	+105 bps
Mid-Swaps Yield:	2.807%
Make-Whole Call:	Prior to August 10, 2038 at DBR + 15 bps
Par Call Date:	On or after August 10, 2038
Underwriting Commission:	0.450%
CUSIP / ISIN / Common Code:	05594K AC0 / XS3215466411 / 321546641

€750,000,000 4.289% Notes due 2045
Principal Amount:	€750,000,000
Maturity Date:	November 10, 2045
Price to Public:	100.000% of principal amount
Yield to Maturity:	4.289%
Interest Payment Dates:	November 10, commencing November 10, 2026
Interest Rate:	4.289% annually, accruing from and including November 10, 2025
Spread to Benchmark Bund:	+115.9 bps
Benchmark Bund:	DBR 2.500% due July 4, 2044
Benchmark Bund Price and Yield:	91.190; 3.130%
Spread to Mid-Swaps:	+135 bps
Mid-Swaps Yield:	2.939%
Make-Whole Call:	Prior to May 10, 2045 at DBR + 20 bps
Par Call Date:	On or after May 10, 2045
Underwriting Commission:	0.625%
CUSIP / ISIN / Common Code:	05594K AD8 / XS3215466502 / 321546650

€1,200,000,000 4.581% Notes due 2055
Principal Amount:	€1,200,000,000
Maturity Date:	November 10, 2055
Price to Public:	100.000% of principal amount
Yield to Maturity:	4.581%
Interest Payment Dates:	November 10, commencing November 10, 2026
Interest Rate:	4.581% annually, accruing from and including November 10, 2025
Spread to Benchmark Bund:	+132.9 bps
Benchmark Bund:	DBR 2.500% due August 15, 2054
Benchmark Bund Price and Yield:	86.070; 3.252%
Spread to Mid-Swaps:	+165 bps
Mid-Swaps Yield:	2.931%
Make-Whole Call:	Prior to May 10, 2055 at DBR + 20 bps
Par Call Date:	On or after May 10, 2055
Underwriting Commission:	0.650%
CUSIP / ISIN / Common Code:	05594K AE6 / XS3215466767 / 321546676

Joint Lead Managers and Joint Book-Running Managers:	Citigroup Global Markets Limited Barclays Bank PLC BNP PARIBAS J.P. Morgan Securities plc Société Générale
Joint Book-Running Managers:
BofA Securities Europe SA
Wells Fargo Securities International Limited
Deutsche Bank Aktiengesellschaft
Goldman Sachs & Co. LLC
HSBC Continental Europe
Mizuho International plc
Morgan Stanley & Co. International plc
UBS AG London Branch

Senior Co-Managers:	MUFG Securities (Europe) N.V. SMBC Bank International plc Standard Chartered Bank U.S. Bancorp Investments, Inc. PNC Capital Markets LLC Scotiabank (Ireland) Designated Activity Company

Co-Managers:	CAVU Securities LLC Blaylock Van, LLC Bridgeway Securities Corp. Independence Point Securities LLC Tigress Financial Partners LLC

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*We expect that delivery of the Notes will be made against payment therefor on November 10, 2025, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day preceding the date of delivery may be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**These ratings are not a recommendation to buy, sell or hold the Notes. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the ratings included herein should be evaluated independently of any other rating. No report of any rating agency is incorporated by reference herein.

The Notes will be represented by beneficial interests in fully registered permanent global notes (the “global notes”), which will be registered in the name of a nominee of, and shall be deposited on or about November 10, 2025 with, a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Any Notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable. Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business (in London) on the date that is the clearing system business day (for these purposes, a day on which Euroclear and Clearstream are open for business) immediately preceding each applicable interest payment date.

This Pricing Term Sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129, including the same as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

The communication of this Pricing Term Sheet and any other document or materials relating to the issue of the Notes is not being made, and such documents or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This Pricing Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Pricing Term Sheet and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this Pricing Term Sheet or any of its contents.

Relevant stabilization regulations including FCA/ICMA will apply.

The Issuer and the Parent have filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and Preliminary Prospectus Supplement in that registration statement and other documents the Issuer and the Parent have filed with the SEC for more complete information about the Issuer, the Parent and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the Parent, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling Citigroup Global Markets Limited at +1 800-831-9146, Barclays Bank PLC at +1 888-603-5847; BNP PARIBAS at +44 0-20-7595-8222; J.P. Morgan Securities plc at +1 212 834 4533 (for investors in the U.S. and Canada) or +44 0-20-7134-1470 (for investors outside the U.S. and Canada) or Société Générale at +1 855-881-2108.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.